UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of Report
(Date of earliest event reported):
March 2, 2007
IOMAI CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	000-51709	52-2049149
(State or other jurisdiction of	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)
20 FIRSTFIELD ROAD, SUITE 250
GAITHERSBURG, MD 20878
(Address of principal executive offices and zip code)
(301) 556-4500
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(d))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.
     On March 2, 2007, Iomai Corporation (“Iomai”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with accredited investors (the “Purchasers”) pursuant to which Iomai agreed to sell, in a private placement (the “Private Placement”), an aggregate of 6,291,828 units (the “Units”), each Unit consisting of one share (collectively, the “Shares”) of Iomai’s common stock, par value $0.01 per share (the “Common Stock”) and two warrants (the “Warrants”) to purchase, in total, 0.7 additional shares of Common Stock, at a purchase price of $5.0675 per Unit. The purchase price for the Share component of each Unit is $4.98 per share, the closing bid price for the Common Stock on March 1, 2007. Each Warrant provides the right to acquire 0.35 shares of Common Stock at an exercise price of $5.25 per full share. One Warrant is exercisable at any time until March 2, 2012, and the other Warrant is exercisable at any time until the date four months after a registration statement on Form S-3 (the “Registration Statement”) to register the resale of the Shares and the Common Stock underlying the Warrants (collectively, the “Warrant Shares”) is declared effective by the Securities and Exchange Commission (the “Commission”).
     Pursuant to the Purchase Agreement, Iomai agreed to file a Registration Statement with the Commission, within thirty days of the closing of the Private Placement, to register the resale of the Shares and the Warrant Shares. If the Registration Statement receives no Commission review, Iomai agreed to use its best efforts to have the Registration Statement declared effective by the earlier of (a) 90 days after the closing of the Private Placement or (b) five trading days after Iomai receives notification from the Commission that the Registration Statement is not subject to Commission review. If the Registration Statement receives Commission review, Iomai agreed to use its best efforts to have the Registration Statement declared effective within 120 days after the closing of the Private Placement. If the Registration Statement is not filed or is not declared effective by the applicable required date, then Iomai has agreed to pay each Purchaser liquidated damages at a rate equal to 1.0% per month (on a pro rata basis for any portion of a month) of the purchase price paid by each such Purchaser in the Private Placement for the Shares then held, for each day following the applicable required date until the Registration Statement is either filed or declared effective, as the case may be, provided, however, that the maximum aggregate amount of liquidated damages payable to each Purchaser is limited to 10% of the purchase price for Units paid by each such Purchaser in the Private Placement.
     The foregoing description of the Private Placement, the Purchase Agreement and the Warrants does not purport to be complete and is qualified in its entirety by reference to the form of each Warrant attached hereto as Exhibits 4.1 and 4.2 and the Purchase Agreement attached hereto as Exhibit 10.1, each of which is incorporated herein by this reference.

ITEM 3.02. Unregistered Sales of Equity Securities.
     Iomai expects the Private Placement of the Units will result in gross proceeds to Iomai of approximately $31.9 million before (i) deducting fees payable to the placement agent, Cowen and Company, LLC (“Cowen”), and other transaction expenses payable by Iomai. After such expenses, Iomai expects to receive approximately $30.3 million in net proceeds.
     Iomai agreed to pay Cowen, a cash fee of $1,448,901.35 and a non-accountable expense allowance of approximately $50,000, for a total of approximately $1,498,901.35.
     The Units were offered and sold in the Private Placement to accredited investors without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder. Accordingly, the securities issued in the Private Placement have not been registered under the Securities Act and until so registered the securities may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration. Management made its determination regarding the availability of such exemptions based upon the facts and circumstances surrounding the Private Placement, including each Purchaser representing that it is an accredited investor as such term is used in Regulation D, the absence of general solicitation or general advertising in connection with the Private Placement, and the inclusion of restrictive legends on the certificates for the Shares and on the Warrants.
     Additional information regarding the Units and the Private Placement is included under Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference.
ITEM 8.01. Other Events.
     On March 2, 2007, Iomai issued a press release announcing it had entered into the Purchase Agreement in connection with the Private Placement. The full text of Iomai’s press release regarding the announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.
ITEM 9.01. Financial Statements and Exhibits.

(d)	Exhibits

4.1 Form of Common Stock Warrant dated March 2, 2007.

4.2 Form of Common Stock Warrant dated March 2, 2007.

10.1 Purchase Agreement by and among Iomai Corporation and each investor dated March 2, 2007.

99.1 Press Release issued by Iomai Corporation on March 2, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IOMAI CORPORATION

Date: March 2, 2007	By:	/s/ Stanley C. Erck

Name: Stanley C. Erck
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit Number.	Description

4.1	Form of Common Stock Warrant dated March 2, 2007.

4.2	Form of Common Stock Warrant dated March 2, 2007.

10.1	Purchase Agreement by and among Iomai Corporation and each investor dated March 2, 2007.

99.1	Press Release issued by Iomai Corporation on March 2, 2007.